NORTHERN LIGHTS FUND TRUST

RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, Northern Lights Fund Trust (the "Trust") is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the Securities and Exchange Commission (the "SEC") as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific series of the Trust in Appendix B, as may be amended from time to time;

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

WHEREAS, at a meeting held on February 27, 2009, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Revised Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of each Share Class of each Fund issuing those shares; and (b) in the best interests of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of the 27th day of February 2009.

NORTHERN LIGHTS FUND TRUST

By:  /s/ Andrew Rogers

Andrew Rogers, President

APPENDIX A

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  FUNDS AND CLASSES AS OF February 27, 2009

FUND	SHARE CLASSES
AlphaStream Special Equity Fund	Retail & Investor
Arrow Alternative Solutions Fund Arrow DWA Balanced Fund Arrow DWA Tactical Fund	A & Advisor
Arrow DWA Systematic RS Fund	A & C
Autopilot Multi-Strategy Growth Fund	C & Investor
The Biondo Growth Fund	Shareholder & Investor
Biltmore Contrarian Momentum Fund	A & C
Biltmore Momentum/Dynamic ETF Fund	A & C
Bull Path Long/Short Equity Fund	A, C & I
Bull Path Mid Cap Growth Fund	A, C & I
CMG Alternative Trading Strategies Fund	A & C
EM Capital India Gateway Fund	A, C & I
EAS Genesis Fund	A, C & I
KCM Macro Trends Fund	R1 & R2
Ladenburg Thalmann Gaming and Casino Fund	A & Investor
Leader Short-Term Bond Fund	A & Institutional
MutualHedge Event Driven Legends Fund	A & C
MutualHedge Equity Long-Short Legends Fund	A & C
Oxford Global Total Return Fund	A, C & I
Pacific Financial Core Equity Fund	Institutional & Investor
Pacific Financial Explorer Fund	Institutional & Investor
Pacific Financial International Fund	Institutional & Investor
Pacific Financial Strategic Conservative Fund	Institutional & Investor
Pacific Financial Tactical Fund	Institutional & Investor
PathMaster Domestic Equity Fund	A, C & I
Roanoke Small-Cap Growth Fund	R & I
Sierra Core Retirement Fund	A, I & R
SouthernSun Small Cap Fund	Institutional & Investor
SouthernSun Mid Cap Fund	Institutional & Investor
Wade Core Destination Fund	C & Investor
Wayne Hummer Large Cap Core Fund	A, C & I
Wayne Hummer Real Estate 130/30 Fund	A & I
Wayne Hummer Small Cap Core Fund	A & I

2.  ALLOCATION OF CLASS EXPENSES

With respect to each Fund, each shareholder class of said Fund represents an interest in the same portfolio of securities of the Trust and has no exchange privileges or conversion features within that Fund. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)

expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(b)

each class will bear different Class Expenses (as defined below);

(c)

each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(d)

each class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

(1)

asset-based distribution, account maintenance and shareholder service fees, and

(2)

extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

3.  ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 2 above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

4.  EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5.  AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

6.  EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same Class at their respective net asset values, provided said Funds are advised by the Same Adviser.

 NORTHERN LIGHTS FUND TRUST

RULE 18F-3 PLAN

APPENDIX B-22

BULL PATH LONG/SHORT EQUITY FUND

BULL PATH MID CAP GROWTH FUND

CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class A Shares are offered at their net asset value per share, with a front-end sales load of 5.75% and a deferred sales charge of 1.00% on shares that are sold within eighteen months of their purchase. Class C Shares are offered at their net asset value per share.  In some circumstances, these sales charges may be waived for certain investors, as specified in the Funds’ Prospectus. There will be no contingent deferred sales charge on shares acquired through reinvestment of dividends. The contingent deferred sales charge will be based on the original purchase cost or the current market value of the shares being sold, whichever is less. Class I Shares are offered at their net asset vale per share with no load or contingent deferred sales charge.

Only Class A and C Shares are subject to a distribution / shareholder servicing fees (as provided under the Distribution Plan and Agreement Pursuant to Rule 12b-1 under the Investment Company Act of 1940) of 0.25% for Class A Shares and 1.00% for Class C Shares. The minimum initial investment for Class A and C Shares is $1,000. For Class I shares, the minimum initial investment is $100,000.

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or account maintenance fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the FINRA, as amended from time to time, and any other rules or regulations promulgated by the FINRA or the SEC applicable to mutual fund distribution and service fees.